                                                                    EXHIBIT 12.1

                         EXIDE ELECTRONICS GROUP, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                            THREE MONTHS
                                           FISCAL YEAR ENDING SEPTEMBER 30,                    ENDED
                                -------------------------------------------------------     DECEMBER 31,
                                 1991        1992        1993        1994        1995           1995
                                -------     -------     -------     -------     -------     ------------
EARNINGS:
  Income (loss) before income
     taxes and the cumulative
     effect of accounting
     change...................  $(7,596)    $ 9,159     $16,046     $13,459     $12,077       $    666
  Add:
     Interest expense.........    4,749       5,090       4,421       5,417       5,575          1,497
     One-third of rental
       expense................    2,194       2,185       2,388       2,593       2,703            676
  Less:
     Equity Method
       (undistributed income
       of less than 50% owner)
       investees..............        0         (70)          0          (6)       (257)           (11)
                                -------     -------     -------     -------     -------     ------------
                                   (653)     16,364      22,855      21,463      20,098          2,828
                                -------     -------     -------     -------     -------     ------------
FIXED CHARGES:
  Interest expense............    4,749       5,090       4,421       5,417       5,575          1,497
  One-third of rental
     expense..................    2,194       2,185       2,388       2,593       2,703            676
                                -------     -------     -------     -------     -------     ------------
                                  6,943       7,275       6,809       8,010       8,278          2,173
                                -------     -------     -------     -------     -------     ------------
Fixed charges in excess of
  earnings....................  $(7,596)    $ 9,089     $16,046     $13,453     $11,820       $    655
                                =======     =======     =======     =======     =======     ==========
Ratio.........................     (0.1)        2.2         3.4         2.7         2.4            1.3
                                =======     =======     =======     =======     =======     ==========

For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges minus the undistributed earnings of Exide Electronics' 50%-owned subsidiary accounted for by the equity method. Fixed charges consist of interest expense, which includes amortization of deferred financing costs and one-third of rental expenses, representing that portion of rental expenses attributable to interest. Earnings were inadequate to cover fixed charges for the fiscal year ending September 30, 1991.